EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), effective as of the first (1st) day of January 2009, by and between WLG, Inc, a Delaware corporation (the “Company”), and Christopher Wood (the “Executive”).

WITNESSETH

WHEREAS, the Executive is the Chief Executive Officer of the Company; and

WHEREAS, the Company and the Executive have determined that it is in their respective best interest to set forth the terms of the Executive’s employment by the Company in writing and enter into this Agreement on the terms and conditions as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Employment.  The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, upon the terms and conditions set forth herein.

2.             Term.  The employment of the Executive by the Company pursuant to this Agreement as provided in Section 1 will commence on 1st January 2009 (the “Effective Date”), and terminate on 31st December, 2013 (the “Initial Term”); provided, however, notwithstanding anything to the contrary provided herein or elsewhere, this Agreement shall be automatically extended for successive one (1) year periods (each a “Extension Period”) ending on each successive anniversary of 31st December, 2013, subject to earlier termination in accordance with the provisions of Section 6 of this Agreement.  The Initial Term and any Extension Period is hereby collectively referred to as the “Term.”

3.             Position and Duties.  The Executive shall serve as the Chief Executive Officer (“CEO”), and shall have such responsibilities, duties and authority as are generally associated with such office and as may from time to time be assigned on a reasonable basis to the Executive by the Company’s Board of Directors (the “Board”), that are consistent with such responsibilities, duties and authority, including, but not limited to, responsibility for the overall and day-to-day management of the Company on a worldwide basis.  The Executive shall perform his duties diligently and faithfully and shall devote substantially all his weekday working time to the business and affairs of the Company and to the oversight of its subsidiaries and affiliates.  The Executive shall, at all times during the Term, report directly to the Board.  Notwithstanding anything in this Section 3 to the contrary, the Executive shall not be required to perform any duties or responsibilities that would result in a violation of, or noncompliance with, any law, regulation, regulatory pronouncement or any other regulatory requirement applicable to the Company and the conduct of the Company’s business or to the Executive in his capacity as CEO of the Company nor shall the Executive be required to relocate his residence.

4.             Compensation and Related Matters.

4.1           Base Salary.  In consideration of the services rendered to the Company hereunder by the Executive, the Company shall, during the Term, pay to the Executive an annual base salary at a rate of HKD 1,920,000 (one million nine hundred thousand Hong Kong Dollars) (the “Base Salary”) payable to the Executive’s bank account by wire transfer or otherwise as instructed by Executive, less mandatory statutory deductions and withholdings, if any, payable in accordance with the Company’s normal payroll practices.  At least annually, the Board will review the Base Salary for, among other items the Board deems relevant, competitiveness, the business of the Company in the then business environment, the stage of development of the Company and appropriateness in the industry.  The Base Salary shall be payable monthly in accordance with the Company’s normal payroll practices.

4.2            Housing Allowance. The Executive shall receive a monthly housing allowance of HKD70,000, which may be adjusted from time to time, as agreed between the Company and Executive.

4.3           Annual Bonus.  For each calendar year during the Term, the Executive shall be eligible to receive a cash bonus of up to 100% of the Base Salary (the “Bonus”).  Such Bonus shall be determined and payable at the sole discretion of the Board.

4.4           Stock Options.  From time to time, the Company shall grant to Executive stock options (the “Options”) to purchase shares of common stock of the Company in amounts that shall be determined by the Board. The Options shall be issued pursuant to the Company’s 2005 Stock Incentive Plan (as may be amended from time to time or another plan if so adopted) and will be evidenced by a Stock Option Grant Agreement (a “Grant Agreement”).  The terms of the Options shall be determined by the Board and set forth in each Grant Agreement, which shall include anti-dilution protection and provide that the Options shall be exercisable for a period of not less then five (5) years from the date of grant.

Notwithstanding the foregoing, all Options granted to Executive shall vest 100% immediately upon a “Change in Control” as defined below.  For purposes of this Section, a “Change in Control” shall be deemed to occur in the event of a change in ownership or control of the Company affected through any of the following transactions: (i) the acquisition, directly or indirectly, by any person or related group of persons (other than the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of outstanding securities possessing more than thirty-five percent (35%) of the total combined voting power and/or issued and outstanding common stock of the Company’s outstanding securities; or (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets; (iii) during  any  period of two  consecutive  years, individuals who at the beginning of such period  constituted the Board (together with any new directors  whose  election to the Board,  or whose  nomination  for election by the  stockholders  of the Company,  was approved by a vote of 75% of the directors then still in office who were either directors at the beginning of such period or whose  election or  nomination  for  election was  previously  so approved) cease to constitute a majority of the Board then in office; or (iv) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than thirty-five percent (35%) of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not ten (10%) percent or greater beneficial stockholders of the Company immediately prior to such merger, consolidation or other reorganization.

4.5           Expenses.  The Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by the Executive in performing services hereunder, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.  For the sake of clarity, reimbursable expenses shall include payment of cell phone billings, business travel, meals and lodging as well as high speed access computer lines.

4.6           Benefits.

(a)          The Executive shall be entitled to health insurance for himself and his immediate family members and shall receive full reimbursement for the premium costs of any medical and dental plans under which Executive and his immediate family are covered during the Term.

(b)          The Executive shall be entitled to the use of a company car during the Term.  The Company shall reimburse all reasonable costs of operating such Company car, including gasoline, parking, tolls, insurance and repairs.

(c)          The Executive shall be provided with a laptop computer with appropriate software, as well as a cell phone/Blackberry capable of making international calls.

(d)          The Executive shall be entitled to reasonable vacation time to be determined in consultation with the Board, provided that such vacation time shall not be less than four (4) weeks per year.

(e)          The Executive shall be entitled to business class air travel when traveling on company business.

5.             Director and Officer of the Company; D&O Insurance.

(a)          As an officer and a director of the Company, the Executive will be covered under all of the Company’s Director’s and Officer’s liability insurance policies (the “Insurance”), which are in place and updated from time to time.  The Company, however, agrees that during the Term and for a period of five (5) years following the Term, the Company shall maintain such amounts and on such terms that covers the Executive following termination of the Term for acts and/or alleged acts occurring during the Term, and shall be on such terms no less beneficial to the Executive that that held by other entities, private or public, of similar size and financial status as that of the Company.  In addition, the Company shall indemnify and hold harmless the Executive as and to the extent provided in Exhibit A annexed hereto.

(b)          Reserved.

6.             Termination.  The Executive’s employment hereunder may be terminated only under the following circumstances:

6.1           Death or Disability.  In the event of the Executive’s death or Disability (as defined below) during the Term, the Executive’s employment hereunder shall terminate, and the Company shall have no further obligation or duty to the Executive or his estate or beneficiaries other than for the Base Salary earned under this Agreement to the date of termination, reimbursement of corporate expenses incurred through the date of termination, and any payments or benefits due under Company policies or benefit plans which shall be paid within a reasonable time following death or Disability.  For purposes of this Agreement, "Disability" shall mean a physical or mental infirmity which causes the Executive to be unable to perform his duties hereunder for any period of one-hundred and eighty  (180) consecutive days; provided, however, that notwithstanding anything to the contrary herein and despite any termination of Executive’s employment under this Section 6, Executive shall be entitled in the event of a termination on account of Disability: (i) to retain his disability benefits, which amounts shall not be offset by any disability benefits received by Executive from any other source, (ii) to receive his Base Salary until such time as he has commenced receiving disability payments under the Company's policies, (iii) to receive a prorated portion of the Bonus to which Executive would otherwise have been entitled for the calendar year through the date of termination (as determined by the Board), and (iv) accrued but unused vacation.  In addition, notwithstanding anything to the contrary herein and despite any termination of Executive’s employment under this Section 6, Executive shall be entitled in the event of a termination on account of his death: (i) to receive a prorated portion of the Bonus to which Executive would otherwise have been entitled for the calendar year through the date of termination (as determined by the Board), and (ii) accrued but unused vacation.  Nothing to the contrary provided herein or elsewhere, all Options granted to the Executive shall vest immediately upon his death or termination due to Disability and Executive, or his legal representative, as the case may be, shall have a period of six (6) months following the termination of his employment pursuant to this Section 6.1 to exercise any vested Options.

6.2           Cause, Without Cause Termination by the Executive; Mutual Termination.  Notwithstanding the provisions of Section 2 of this Agreement, the Executive’s employment hereunder may terminate prior to the expiration of the Initial Term, or any Extension Period thereafter, under the following circumstances:

(a)          Termination by the Company for Cause.  The Board by unanimous vote may terminate this Agreement for Cause at any time, upon written notice to the Executive setting forth in reasonable detail the nature of such Cause.  For purposes of this Agreement, “Cause” is defined as (i) the Executive’s material breach of Section 3 of this Agreement; (ii) the Executive’s conviction (after the exhaustion of all available appeals) of any felony or any crime involving moral turpitude; or (iii) the Executive’s material breach of Section 7 of this Agreement; (iv) gross negligence or willful misconduct by the Executive in connection with the performance of his material duties hereunder, or (v) his refusal to perform such material duties reasonably requested in the ordinary course by the Board; provided, however, that the Company shall give Executive thirty (30) days’ after receipt by the Executive of written notice of “Cause” for his termination to cure prior to any termination for Cause based on the grounds specified herein, except in item (ii) above.  Upon the termination for Cause of Executive’s employment, the Company shall have no further obligation or liability to the Executive other than for Base Salary accrued but unpaid under this Agreement prior to the date of termination, and reimbursement for corporate expenses incurred through the date of termination. Executive’s vested but unexercised Options shall expire immediately upon his termination for Cause pursuant to this Section 6.2(a).

(b)          Termination by the Executive.  The Executive may terminate his employment hereunder for any reason or no reason upon one (1) month’s written notice to the Company (the “Notice Period”).  In the event Executive provides notice of termination pursuant to this Section 6.2(b), the Company may elect to terminate Executive at any time during the Notice Period without such termination being deemed a termination by the Company under this Agreement; provided that the Company shall nevertheless pay the Executive for any remaining portion of the Notice Period an amount equal to the Base Salary and benefits at the rate of compensation the Executive was receiving immediately before the Notice Period.    The Executive may also terminate his employment hereunder for “Good Reason,” within sixty (60) days after the occurrence of a material breach of this Agreement by the Company. The Executive shall give the Company thirty (30) days’ written notice and opportunity to cure prior to any termination for Good Reason based on the grounds specified above.  Upon Executive’s termination of his employment for Good Cause, the Executive shall be entitled to, at a minimum, (i) to receive his Base Salary, housing allowance and reimbursement for medical and dental premiums, under the same conditions as exist at the time of termination, for a severance period until the end of the Initial Term or the then current Extension Period; (ii) to receive reimbursement for corporate expenses incurred through the date of termination, (iii) have any unvested Options granted to the Executive to immediately vest, (iv) in the event the board had approved a Bonus, to receive such amount would be paid in the case of a termination without cause and (v) to receive any accrued but unused vacation.  The Company's obligations under this Section 6.2(b) are not subject to any right of setoff and impose no duty to mitigate on Executive.  As a condition of receiving severance benefits pursuant to this Section 6.2(b), the Executive shall execute and deliver to the Company prior to his receipt of such benefits a general release in substantially the form set forth in Annex A hereto.  The obligations of the Company under this Section 6.2(b) are subject to Executive's compliance with Section 7 hereof.

(c)          Mutual Termination.  The Executive and the Company may mutually agree to terminate his employment hereunder at any time (“Mutual Termination”).  Upon a Mutual Termination of Executive’s employment, unless the Executive and the Company otherwise agree, the Executive shall be entitled to, at a minimum, (i)  to receive his Base Salary,  housing allowance and reimbursement for medical and dental premiums, under the same conditions as exist at the time of termination, for a severance period until the end of the Initial Term or the then current Extension Period; (ii) to receive reimbursement for corporate expenses incurred through the date of termination, (iii) have any unvested Options granted to the Executive to immediately vest, (iv) in the event the board had approved a Bonus, to receive such amount would be paid in the case of a termination without cause and (v) to receive any accrued but unused vacation.  The Company's obligations under this Section 6.2(c) are not subject to any right of setoff and impose no duty to mitigate on Executive.  As a condition of receiving severance benefits pursuant to this Section 6.2(c), the Executive shall execute and deliver to the Company prior to his receipt of such benefits a general release in substantially the form set forth in Annex A hereto.  The obligations of the Company under this Section 6.2(c) are subject to Executive's compliance with Section 7 hereof.

7.             Confidentiality, Disclosure of Information.  (a)  The Executive recognizes and acknowledges that the Executive has had and will have access to Confidential Information (as defined below) relating to the business or interests of the Company or of persons with whom the Company may have business relationships.  Except as permitted herein, the Executive will not during the Term, or at any time thereafter, use, disclose or permit to be known by any other person or entity, any Confidential Information of the Company (except as required by applicable law or as Executive deems necessary in connection with the performance of the Executive’s duties and responsibilities hereunder).  The term “Confidential Information” means information relating to the Company’s business affairs, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, employment agreements (other than this Agreement), personnel policies, the substance of agreements with customers, suppliers and others, marketing arrangements, customer lists, commercial arrangements, or any other information relating to the Company’s business that is not generally known to the public or to actual or potential competitors of the Company (other than through a breach of this Agreement).  This obligation shall continue until such Confidential Information becomes publicly available, other than pursuant to a breach of this Section 7 by the Executive, regardless of whether the Executive continues to be employed by the Company.

(b) It is further agreed and understood by and between the parties to this Agreement that all “Company Materials,” which include, but are not limited to, computers, computer software, computer disks, tapes, printouts, source, HTML and other code, flowcharts, schematics, designs, graphics, drawings, photographs, charts, graphs, notebooks, customer lists, sound recordings, other tangible or intangible manifestation of content, and all other documents whether printed, typewritten, handwritten, electronic, or stored on computer disks, tapes, hard drives, or any other tangible medium, as well as samples, prototypes, models, products and the like, shall be the exclusive property of the Company and, upon termination of Executive’s employment with the Company, and/or upon the request of the Company, all Company Materials, including copies thereof, as well as all other Company property then in the Executive’s possession or control, shall be returned to and left with the Company.

8.             Successors; Binding Agreement.  This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive should die, all amounts due following the Executive’s death, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there is no such designee, to the Executive’s estate.

9.             Notice.  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Christopher Wood
53 Seabee Lane
Discovery Bay
Hong Kong

PERSONAL AND CONFIDENTIAL

If to the Company:
WLG, Inc.
920 East Algonquin Road, Suite 120
Schaumburg, IL 60173 USA

Attn:  Corporate Secretary

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt by the Company and the Executive.

10.           Miscellaneous.  No provisions of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is expressly agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.  This Agreement shall be binding on all successors to the Company.

11.           Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and affect.

12.           Governing Law.   This Agreement shall be governed by and construed exclusively and irrevocably in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement, shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and disbursements.

13.           Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.

14.           Survivorship.  The respective rights and obligations of the parties to this Agreement shall survive the termination of this Agreement or the Executive’s employment hereunder for any reason to the extent necessary to the intended preservation of such rights and obligations.

15.           Representation.  The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations hereunder shall not violate any agreement between the Company and any other person, firm or organization.

16.           Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

17.           Headings.  The parties acknowledge that the headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

18.           Advice of Counsel.  The Executive and the Company hereby acknowledge that each party has had adequate opportunity to review this Agreement, to obtain the advice of counsel with respect to this Agreement, and to reflect upon and consider the terms and conditions of this Agreement.  The parties further acknowledge that each party fully understands the terms of this Agreement and has voluntarily executed this Agreement.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

EXECUTIVE			WLG Inc

/s/ Christopher Wood			By:	/s/ David L. Koontz
Christopher Wood			Title:	Chief Financial Officer
Dated:	February 5	, 2009	Dated:	February 5	, 2009

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT
OF Christopher Wood

Exhibit A

Indemnification and Hold Harmless.

This Exhibit A to the Employment Agreement dated as of January 1, 2009 by and between the WLG, Inc. and Christopher Wood (the “Agreement”) is expressly and irrevocably incorporated into the Agreement.  Capitalized terms used in this Exhibit A and not otherwise defined shall have the meanings ascribed to them in the Agreement.

(a)           General.  Executive will be entitled to all of the rights of indemnification granted by the Company to its officers and directors during the Term of the Agreement (including all indemnification rights and privileges pursuant to the Company’s Certificate of Incorporation, By-Laws and any professional liability insurance policy obtained and maintained by the Company during the Term of the Agreement) to the fullest extent permitted by law.

(b)           Indemnification Rights.  It is the intent of this Exhibit A to secure for Executive indemnification rights that are as favorable as may be permitted by applicable law and public policy.  Without limiting the provisions of subsection (a) hereof, the Company shall indemnify and fully defend, save and hold Executive harmless from any damage, liability, penalty, interest, costs of investigation, experts, reports, loss, cost or expense (including all reasonable attorneys’ fees and expenses of counsel as and when incurred) (collectively, the “Losses”) arising out of or resulting from:

(i)           any untruth or inaccuracy in any representation or warranty of the Company, or the breach of any representation or warranty of the Company, contained in this Agreement; or

(ii)          any failure of the Company to perform or observe any term, provision, covenant or obligation contained in this Agreement; or

(iii)         any action or proceeding commenced against Executive based upon or arising out of the performance of Executive’s services under this Agreement, or services otherwise provided to the Company and/or its affiliates.

(c)           Costs and Expenses.  All costs and expenses incurred by Executive in defense of any litigation, including attorneys’ fees and expenses, shall be paid from time to time by the Company in advance of the final disposition of such litigation promptly upon receipt by the Company of (i) a written request from Executive for payment given from time to time, (ii) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought, and (iii) if required under applicable law an undertaking made by or on behalf of Executive to repay the amounts so paid if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company under this Agreement.

(d)           Procedures.  If, with respect to a third party, an event occurs or is alleged to have occurred and Executive asserts that the Company has become obligated to provide indemnification to him under this Exhibit A (an “Indemnity Claim”), Executive (the “Indemnitee”) shall give written notice to the Company (the “Indemnitor”).  The failure to so notify Indemnitor shall not, however, release Indemnitor from any obligation or liability it may have to Indemnitee under this Exhibit A except to the extent such failure materially prejudices Indemnitor.  Indemnitor agrees to defend, contest or otherwise protect Indemnitee against any Indemnity Claim at Indemnitor’s sole cost and expense.  Indemnitee shall have the right, but not the obligation, to participate at the Company’s expense in the defense thereof by counsel of  Indemnitee's choice and shall in any event cooperate with and assist Indemnitor to the extent reasonably possible.  If Indemnitor fails to timely defend, contest or otherwise protect against such Indemnity Claim, Indemnitee shall have the right to do so, with counsel of his choice, including, without limitation, the right to make any compromise or settlement thereof, and the Indemnitee shall be entitled to recover the entire cost thereof from Indemnitor, including, without limitation, attorneys' fees, disbursements and all amounts paid as the result of such Indemnity Claim. Indemnitor shall be bound by any determination made as to such Indemnity Claim or any compromise or settlement effected by the Indemnitee.  If Indemnitor assumes the defense of any Indemnity Claim, (a) such will conclusively establish, for purposes of this Agreement, that the claims made in that Indemnity Claim  are within the scope of and subject to indemnification hereunder, (b) no compromise or settlement of such claims may be effected by Indemnitor without Indemnitee's written consent unless (i) there is no finding or admission of any violation of federal, state, local, municipal, foreign, international, multinational or other administrative order, law, ordinance, principal of common law, regulation, statute or treaty or any violation of the rights of any person and no effect on any other claims that may be made against Indemnitee and (ii) the sole relief provided is monetary damages that are paid in full by Indemnitor; and (c) Indemnitee will have no liability with respect to any compromise or settlement of such claims effected without his written consent.  Notwithstanding anything to the contrary contained in this Exhibit A, if Indemnitee settles or compromises any Indemnity Claim without Indemnitor’s prior written consent, Indemnitor shall have no obligation for indemnification under this Exhibit A.

(e)            Non-Exclusion Remedy.  The provisions of this Exhibit A shall not be an exclusive remedy for the Executive.

(f)            Insurance.  The Company shall procure and maintain a directors and officers’ liability insurance policy covering Executive in amounts and on terms approved by Executive. Such insurance coverage shall continue as to Executive even if he has ceased to be a director, officer, employee or agent of the Company with respect to acts or omissions which occurred prior to his cessation of employment with the Company until the expiration of all applicable statutes of limitations.  Notwithstanding the foregoing, however, if the Company ceases to maintain a directors’ and officers’ liability insurance policy covering Executive by reason of a Change of Control, then Executive shall be entitled to coverage under any run-off policy that would extend the period during which the Company or Executive may give the insurers notice of a claim under the termination provisions of the prior directors’ and officers’ liability insurance policy.  The Company shall use its best efforts to obtain such run-off policy to include an extension of the claims reporting period through any applicable statutes of limitations.  The insurance contemplated under this paragraph (f) shall inure to the benefit of Executive’s heirs, executors, personal representatives and administrators.

Annex A -- Form of Release

Employee hereby expressly waives, releases, acquits and forever discharges the Company and its divisions, subsidiaries, affiliates, parents, related entities, partners, officers, directors, shareholders, investors, executives, managers, employees, agents, attorneys, representatives, successors and assigns (hereinafter collectively referred to as “Releasees”), from any and all claims, demands, and causes of action which Employee has or claims to have, whether known or unknown, of whatever nature, which exist or may exist on Employee’s behalf from the beginning of time up to and including the date of this Agreement.  As used in this paragraph, “claims,” “demands,” and “causes of action” include, but are not limited to, claims based on contract, whether express or implied, fraud, stock fraud, defamation, wrongful termination, estoppel, equity, tort, retaliation, intellectual property, personal injury, spoliation of evidence, emotional distress, public policy, wage and hour law, statute or common law, claims for severance pay, claims related to stock options and/or fringe benefits, claims for attorneys’ fees, vacation pay, debts, accounts, compensatory damages, punitive or exemplary damages, liquidated damages, and any and all claims arising under any federal, state, or local statute, law, or ordinance prohibiting discrimination on account of race, color, sex, age, religion, sexual orientation, disability or national origin, including but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, the Family and Medical Leave Act or the Employee Retirement Income Security Act.